Exhibit 5.1

November 20, 2025

JBS N.V. Stroombaan 16, 5th Floor 1181 VX, Amstelveen, Netherlands

Ladies and Gentlemen:

We have acted as New York counsel to JBS N.V., a Netherlands company (the “Company”), JBS USA Foods Group Holdings, Inc., a Delaware corporation (“JBS USA Foods Group”), and JBS USA Food Company Holdings, a Delaware corporation (“JBS USA Food Company” and, collectively with the Company and JBS USA Foods Group, the “Issuers”), in connection with the Company’s offers to exchange (collectively, the “Exchange Offers”) up to: (i) US$1,000,000,000 aggregate principal amount of newly issued and registered 5.950% Senior Notes due 2035 (the “New 2035 Notes”) for an equal principal amount of our outstanding 5.950% Senior Notes due 2035 (the “Old 2035 Notes”); (ii) US$750,000,000 aggregate principal amount of newly issued and registered 6.375% Senior Notes due 2055 (the “New 2055 Notes”) for an equal principal amount of our outstanding 6.375% Senior Notes due 2055 (the “Old 2055 Notes”); (iii) US$1,250,000,000 aggregate principal amount of newly issued and registered 5.500% Senior Notes due 2036 (the “New 2036 Notes”) for an equal principal amount of our outstanding 5.500% Senior Notes due 2036 (the “Old 2036 Notes”); (iv) US$1,250,000,000 aggregate principal amount of newly issued and registered 6.250% Senior Notes due 2056 (the “New 2056 Notes”) for an equal principal amount of our outstanding 6.250% Senior Notes due 2056 (the “Old 2056 Notes”); and (v) US$1,000,000,000 aggregate principal amount of newly issued and registered 6.375% Senior Notes due 2066 (the “New 2066 Notes” and, collectively with the New 2035 Notes, the New 2055 Notes, the New 2036 Notes and the New 2056 Notes, the “New Notes”) for an equal principal amount of our outstanding 6.375% Senior Notes due 2066 (the “Old 2066 Notes” and, collectively with the Old 2035 Notes, the Old 2055 Notes, the Old 2036 Notes and the Old 2056 Notes, the “Old Notes”), pursuant to a registration statement on Form F-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”).

The Old 2035 Notes were, and the New 2035 Notes will be, issued under an indenture, dated as of January 21, 2025 (as supplemented through the date hereof, the “2035 Notes Indenture”), by and among the Issuers, the guarantors party thereto and Regions Bank (“Trustee”), as trustee.

The Old 2055 Notes were, and the New 2055 Notes will be, issued under an indenture, dated as of January 21, 2025 (as supplemented through the date hereof, the “2055 Notes Indenture”), by and among the Issuers, the guarantors party thereto and the Trustee, as trustee.

The Old 2036 Notes were, and the New 2036 Notes will be, issued under an indenture, dated as of July 3, 2025 (as supplemented through the date hereof, the “2036 Notes Indenture”), by and among the Issuers, the guarantors party thereto and the Trustee, as trustee.

The Old 2056 Notes were, and the New 2056 Notes will be, issued under an indenture, dated as of July 3, 2025 (as supplemented through the date hereof, the “2056 Notes Indenture”), by and among the Issuers, the guarantors party thereto and the Trustee, as trustee.

The Old 2066 Notes were, and the New 2066 Notes will be, issued under an indenture, dated as of July 3, 2025 (as supplemented through the date hereof, the “2066 Notes Indenture” and, collectively with the 2035 Notes Indenture, the 2055 Notes Indenture, the 2036 Notes Indenture and the 2056 Notes Indenture, the “Indentures”), by and among the Issuers, the guarantors party thereto and the Trustee, as trustee.

In connection with our opinions expressed below, we have examined originals or copies certified to our satisfaction of the following documents and such other documents, certificates and other statements of government officials and corporate officers of the Issuers as we deemed necessary for the purposes of the opinions set forth in this opinion letter:

(i)	JBS USA Foods Group’s Amended and Restated Certificate of Incorporation, dated December 23, 2024;

(ii)	JBS USA Foods Group’s Amended and Restated Bylaws effective as of December 23, 2024;

(iii)	JBS USA Food Company’s Amended and Restated Certificate of Incorporation, dated November 20, 2025;

(iv)	JBS USA Food Company’s Bylaws;

(v)	the resolutions adopted by JBS USA Foods Group’s board of directors through unanimous written consent on January 16, 2025 and June 23, 2025;

(vi)	the resolutions adopted by JBS USA Food Company’s board of directors through unanimous written consent on November 20, 2025;

(vii)	the Indentures;

(viii)	the forms of New Notes included in each Indenture; and

(ix)	the Registration Statement.

We have relied, to the extent we deem such reliance proper, upon certificates of public officials and, as to any facts material to our opinions, upon certificates of officers of the parties and the representations of the parties. In rendering such opinions, we have assumed without independent investigation or verification of any kind the genuineness of all signatures, the legal capacity of all natural persons signing all documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents, and the accuracy and completeness of all public records examined by us and the accuracy of English translations of all documents originally in other languages.

In making our examination of documents executed by parties, other than JBS USA Foods Group and JBS USA Food Company, we have assumed that such parties had the power, corporate or other, and authority to enter into and perform all their obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding and enforceable effect thereof.

In rendering the opinion contained herein, we have assumed that: (i) the Registration Statement and any supplements and amendments thereto, will have become effective and will comply with all applicable laws (and will remain effective and in compliance at the time of issuance of the New Notes thereunder); (ii) a prospectus supplement providing supplemental information to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Commission, will be timely filed with the Commission and will comply with all applicable laws; (iii) the Issuers will issue and deliver the New Notes in the manner contemplated by the Registration Statement; (iv) the resolutions authorizing JBS USA Foods Group and JBS USA Food Company to issue, offer and sell the New Notes have been adopted by its board of directors and will be in full force and effect at all times at which the New Notes are offered or sold by JBS USA Foods Group and JBS USA Food Company; and (v) the New Notes will be in substantially the form attached to the applicable Indenture and that any information omitted from such form will be properly added and will be issued and sold in compliance with applicable federal and state securities laws or applicable laws or regulations or any agreement or other instrument binding upon the Issuers.

We have further assumed that the New Notes will be delivered by the Issuers in accordance with applicable laws and sold as contemplated in the Registration Statement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth in this opinion letter, having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that, when the New Notes have been duly authorized by all necessary corporate action, executed, issued and delivered by the Issuers and authenticated by the Trustee in accordance with the provisions of the Indentures, and exchanged for the Old Notes in accordance with the terms of the Exchange Offers as set forth in the Registration Statement, the New Notes will constitute valid and binding obligations of the Issuers enforceable against such Issuer in accordance with their terms.

The foregoing opinions as to enforceability of obligations of the Issuers are subject to: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court before which any proceedings therefor may be brought (such principles of equity are of general application, and in applying such principles, a court may include a covenant of good faith and fair dealing and apply concepts of reasonableness and materiality); (ii) provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; and (iii) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency. Rights to indemnification and contribution may also be limited by Federal and state securities laws.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

The opinions expressed above are limited to questions arising under the law of the State of New York and the Delaware General Corporation Law. We do not express any opinion as to the laws of any other jurisdiction.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is provided solely in connection with the Exchange Offers pursuant to the Registration Statement and is not to be relied upon for any other purpose.

The opinions expressed above are as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm as counsel for the Issuers appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ White & Case LLP
White & Case LLP

DN : VM : KK

3